Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 6, 2014 with respect to the audited consolidated financial statements of American Realty Capital Global Trust II, Inc. (a Maryland Corporation in the Development Stage) and subsidiary as of May 28, 2014 and for the period from April 23, 2014 (date of inception) to May 28, 2014 contained in the Registration Statement and Prospectus. We consent to the inclusion of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

July 18, 2014